FOR IMMEDIATE RELEASE

CONTACT: Warren Wilkinson
Republic Airways Holdings
(317) 484-6042

REPUBLIC AIRWAYS HOLDINGS TO PURCHASE 1,555,000 SHARES OF ITS COMMON STOCK

INDIANAPOLIS, INDIANA—October 26, 2007 — Republic Airways Holdings (NASDAQ:RJET), announced today that it has agreed to purchase 1.555 million shares of its Common Stock, par value $.001 per share, from WexAir RJET LLC, the company’s former majority stockholder, at a price of $20.90 per share, for total consideration of $32,499,500.  Settlement of the transaction is expected to occur on October 31, 2007.  This purchase is authorized under a previously announced $100 million share repurchase program.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on over 1,200 flights daily to 118 cities in 37 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Frontier Airlines, United Express and US Airways Express. As of September 30, 2007, the airlines employed approximately 4,500 aviation professionals and operated 211 regional jets.